Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of July 30, 2020, among Party City Holdings Inc. (the "Issuer"), the guarantors named on the signature pages hereto (the "Guarantors") and Wilmington Trust, National Association, as trustee (the "Trustee") under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of August 2, 2018, as supplemented by the First Supplemental Indenture, dated as of August 2, 2018 (as so supplemented, the "Indenture"), providing initially for the issuance of $500,000,000 in aggregate principal amount of the Issuer's 6.625% Senior Notes due 2026 (the "Securities");

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities or the Guarantees with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, the Securities);

WHEREAS, the Issuer confirms that it has distributed a confidential offering memorandum, dated June 26, 2020, as supplemented (the "Offering Memorandum") in connection with the Refinancing Transactions (as defined in the Offering Memorandum) to eligible holders of the Securities in connection with the Proposed Amendments (as defined in the Offering Memorandum), all as described in the Offering Memorandum;

WHEREAS, the Issuer has indicated its desire and has requested that the Trustee join with the Issuer and the Guarantors in entering into this Second Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, (1) the Issuer has received the consent of the Holders of at least a majority in principal amount of the outstanding Securities (the "Consenting Holders") and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Second Supplemental Indenture, all as certified by an Officer's Certificate delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture as contemplated by Section 9.06 of the Indenture, and

(2)the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture an Officer's Certificate and an Opinion of Counsel relating to this Second Supplemental Indenture as contemplated by Section 9.06 of the Indenture; and

WHEREAS, the board of directors of the Issuer has authorized and approved the execution and delivery of this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words "herein," "hereof" and "hereby" and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2.Amendments to the Indenture.

(a)The Indenture is hereby amended to delete Section 4.02 (Reports and Other Information), Section 4.03 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), Section 4.04 (Limitation on Restricted Payments), Section

4.05(Dividend and Other Payment Restrictions Affected Restricted Subsidiaries), Section

4.06(Asset Sales), Section 4.07 (Transactions with Affiliates), Section 4.08 (Change of Control), Section 4.11 (Limitation on Guarantees of Indebtedness by Restricted Subsidiaries), Section 4.12 (Liens), Section 4.14 (Termination and Suspension of Certain Covenants), paragraphs (iii) and (iv) of Section 5.01(a) (Merger, Consolidation or Sale of All or Substantially All Assets), Section 9.07 (Payment for Consent) and Section 10.06 (Execution of Supplemental Indenture for Future Guarantors), and all references thereto contained in the Indenture, in their entirety, with such Sections and references having no further force or effect.

(b)The failure to comply with the terms of any of the Sections of the Indenture set forth in clause (a) above shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(c)The Indenture is hereby amended to delete Sections 6.01(c), (d) and (e) (Events of Default), and all references thereto contained in Section 6.01 and elsewhere in the Indenture, in their entirety, and the occurrence of the events described in Sections 6.01(c), (d) and (e) shall no longer constitute Events of Default.

(d)Section 3.05(a) (Notice of Optional Redemption) of the Indenture is hereby modified by deleting "At least 30 days but not more than 60 days before a redemption date" and replacing the deleted language with the following: "At least five Business Days but not more than 60 days before a redemption date".

(e)All definitions set forth in Section 1.01 (Definitions) of the Indenture that relate to defined terms used solely in the Sections deleted by this Second Supplemental Indenture are hereby deleted in their entirety.

(f)All references to Sections of the Indenture amended by this Second Supplemental Indenture shall be to such Sections as amended by this Second Supplemental Indenture.

3.Release of Guarantees. Each of the Guarantors shall be fully and unconditionally released from its Guarantee; provided that such release shall not apply to any Guarantor that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute such Significant Subsidiary.

4.Consents and Waivers.

(a)Any and all of the Refinancing Transactions are hereby irrevocably consented to in all respects by the Issuer, the Guarantors and the Consenting Holders.

(b)Any and all requirements under the Indenture to designate the Anagram Issuer (as defined in the Offering Memorandum, Anagram International Inc. and all their subsidiaries to be Unrestricted Subsidiaries under the Indenture are hereby irrevocably waived in all respects by the Issuer, the Guarantors and the Consenting Holders, and such designation constitutes a permitted designation to be Unrestricted Subsidiaries for all purposes under the Indenture.

(c)As permitted by Section 9.02 of the Indenture, any and all Defaults and Events of Default arising therefrom under the Indenture (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Securities, except a payment default resulting from an acceleration that has been rescinded) (i) relating to any of the provisions to be amended by the Proposed Amendments or (ii) that may have, directly or indirectly, resulted in connection with the Refinancing Transactions are hereby irrevocably waived by the Issuer, the Guarantors and the Consenting Holders.

(d)The application of Section 4.06(b) (Asset Sales) of the Indenture to any Asset Sale that occurred prior to the date of this Second Supplemental Indenture is hereby irrevocably waived by the Issuer, the Guarantors and the Consenting Holders in all respects.

5.Amendments to Securities. The Securities are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Second Supplemental Indenture.

6.Effectiveness. The provisions of Sections 2, 3, 4 and 5 of this Second Supplemental Indenture shall become effective immediately but shall not become operative until both (i) the Issuer pays the Total Consideration or the Exchange Consideration (each as defined in the Offering Memorandum), as applicable, to Holders who have validly tendered (and not validly withdrawn) Securities (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Issuer informs the Trustee in writing that the payment in clause (i) has been made.

7.Endorsement and Change of Form of Notes. Any Securities authenticated and delivered after the close of business on the date that this Second Supplemental Indenture becomes effective may, at the sole discretion of the Issuer, be affixed to, stamped, imprinted or otherwise legended, with a notation as follows:

"The restrictive covenants of the Issuer and certain of the Events of Default and other provisions have been eliminated, as provided in the Second Supplemental Indenture, dated as of July 30, 2020. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein."

8.Ratification of Indenture; Second Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

9.Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

10.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

11.Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or email (in PDF format or otherwise) shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes.

12.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

13.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors and the rights, protections and indemnities afforded the Trustee under the Indenture shall apply to any action (or inaction) of the Trustee hereunder or in connection herewith. The Trustee is executing this Second Supplemental Indenture and performing hereunder solely in conclusive reliance on (i) the consents and direction of the Consenting Holders, (ii) the statements and representations of the Issuer hereunder and in the Officer's Certificate and (iii) the Opinion of Counsel being delivered in connection herewith.

14.Successors. All agreements of the Issuer and the Guarantors, as applicable, in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

PARTY CITY HOLDINGS INC., as Issuer

By: /s/ Todd Vogensen

Name: Todd Vogensen

Title: Chief Financial Officer, Chief Accounting

Officer and Executive Vice President

GUARANTORS:

PARTY CITY CORPORATION

ANAGRAM INTERNATIONAL, INC.

ANAGRAM INTERNATIONAL HOLDINGS, INC.

AM-SOURCE, LLC

AMSCAN INC.

TRISAR, INC.

PARTY HORIZON INC.

By: /s/ Todd Vogensen

Name: Todd Vogensen

Title: Authorized Officer

ANAGRAM EDEN PRAIRIE PROPERTY

HOLDINGS LLC

By: PARTY CITY HOLDINGS INC., its sole member

By: /s/ Todd Vogensen

Name: Todd Vogensen

Title: Authorized Officer

AMSCAN PURPLE SAGE, LLC

AMSCAN NM LAND, LLC

By: AMSCAN INC., its sole manager

By: /s/ Todd Vogensen

Name: Todd Vogensen

Title: Authorized Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ Jane Schweiger

Name: Jane Schweiger

Title: Vice President